ORTHOLOGIC CORP.
                STATEMENT OF COMPUTATION OF NET INCOME (LOSS) PER
              WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING

                      (in thousands, except per share data)

                                              Three Months Ended      Six Months Ended
                                                   June 30,                 June 30,
                                             --------------------    --------------------
                                               1997        1996        1997        1996
                                             --------------------    --------------------
 Net income (loss)                           $ (2,771)   $  1,480    $ (3,044)   $  2,415
                                             ====================    ====================

Common shares outstanding at end of period     25,103      24,981      25,103      24,981


Adjustment to reflect weighted average for
shares issued during the period                    (7)     (1,588)        (37)     (3,472)

Adjustment to reflect assumed exercise
of outstanding stock options                     --         1,376        --         1,225
                                             --------------------    --------------------

Weighted average number of common shares
outstanding                                    25,096      24,769      25,066      22,734
                                             ====================    ====================


 Net income (loss) per weighted average
 number of common shares outstanding         $  (0.11)   $   0.06    $  (0.12)   $   0.11
                                             ====================    ====================